Exhibit 99.1

Thursday April 30, 2009

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2009

Vancouver, BC, April 30, 2009 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) today announced its financial results for the first quarter ended March 31, 2009.

“We were pleased to post solid results for our first quarter in what has been a difficult business environment for many companies,” said Dr. William Hunter, President and CEO of Angiotech. “Sales in our proprietary Surgical and Interventional business areas continued to show very promising growth, with Quill SRS in particular garnering greater acceptance in new hospitals and surgical disciplines, and we continued to realize expense reductions as compared to the prior quarter. Additionally, our royalty revenue increased as compared to the fourth quarter of last year, indicating an improved market position for our partner Boston Scientific and higher sales of paclitaxel-eluting stents.”

First Quarter Financial Highlights

  Total revenue was $88.3 million. Total revenue was $63.2 million on an adjusted basis, excluding one-time license revenue of $25 million received from our partner Baxter International Inc. (“Baxter”) relating to our Amended and Restated Distribution and License Agreement, as announced on March 31, 2009.

  Net product sales were $46.1 million.

  Royalty revenue was $17.1 million.

  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $14.6 million.

  Research and development expenses were $6.1 million, and as adjusted to exclude non-cash stock-based compensation expenses and non-recurring termination related costs were $5.7 million. These results compare to $7.7 million and $6.9 million, respectively, in the fourth quarter of 2008 and to $16.3 million and $14.7 million, respectively, in the first quarter of 2008, reflecting a reduction in expenses of 17.4% in a single quarter and 61.2% as compared to the first quarter in 2008, both on an adjusted basis.

  Selling, general and administrative expenses were $19.6 million, and as adjusted to exclude non-cash stock-based compensation expenses, non-recurring termination related costs, certain litigation costs and non-recurring financing fees were $17.0 million. These results compare to $21.4 million and $19.0 million, respectively, in the fourth quarter of 2008 and to $27.8 million and $23.3 million, respectively, in the first quarter of 2008.

  GAAP net income and net income per share from continuing operations for the quarter were $12.4 million and $0.14, respectively, compared to a net loss of ($15.7) million and ($0.19) for the first quarter of 2008. The increase in net income of $28.1 million is due primarily to an increase in license revenue as a result of the one-time payment of $25.0 million received relating to our Amended and Restated Distribution and License Agreement with Baxter as announced on March 31, 2009, a $10.5 million decrease in research and development costs deriving primarily from the completion or termination of various of our human clinical trial activities and from certain cost reduction initiatives that were implemented during 2008, a decrease in general and administrative costs deriving primarily from certain cost reduction initiatives that were implemented during 2008, and a lower interest rate incurred on our senior floating rate notes. These factors were partially offset by a reduction of $12.3 million in royalty revenue derived from Boston Scientific Corporation’s (“BSC”) sales of paclitaxel-eluting coronary stent systems as compared to the first quarter of 2008.

  As of March 31, 2009, cash and short-term investments were $66.2 million and net debt was $508.8 million.

First Quarter Highlights

New Senior Secured Term Loan and Credit Facilities. In March 2009 we announced that we had obtained a new senior secured term loan and revolving credit facility. Wells Fargo Foothill, LLC is the sole arranger, administrative agent and lender for both the term loan and revolving credit facility. This financing includes a delayed draw secured term loan facility of up to $10 million, and a secured revolving credit facility with a borrowing base derived from the value of certain of our finished goods inventory and accounts receivable, providing up to an additional $22.5 million in available credit, subject to certain terms and conditions. Any borrowings outstanding under the term loan and revolving credit facility bear interest ranging from LIBOR + 3.25% to LIBOR +3.75%, with a minimum base LIBOR rate of 2.25%. The purpose of this financing is to provide additional liquidity and capital resources for working capital and general corporate purposes. As of March 31, 2009, we have not drawn on any portion of the term loan facility or the revolving credit facility.

Distribution and License Agreement with Baxter. In March 2009 we announced that we had entered into an Amended and Restated Distribution and License Agreement with our partner Baxter. As consideration for the Amended and Restated Distribution and License Agreement, we received an up-front payment of $25.0 million. We initially entered into a Distribution and License Agreement with Baxter in 2003 relating to certain intellectual property for our COSEAL® surgical sealant. The Distribution and License Agreement entitled Baxter to market and sell COSEAL worldwide (excluding Japan), from which we have derived royalty revenue from Baxter. The Distribution and License Agreement also gave Baxter an option for distribution rights in Japan. As a result of amendment, Baxter will obtain worldwide rights to COSEAL and certain additional fields of use for COSEAL, and expanded worldwide rights to COSEAL derivatives. Baxter will owe us no further royalty or milestone obligations to us relating to the existing formulation of COSEAL or any future products under the terms of the Amended and Restated Distribution and License Agreement.

Proprietary Medical Products. Certain of our product lines, which constitute our Proprietary Medical Products, are marketed and sold by our two direct sales groups. We believe these product lines contain technology advantages that may provide for more substantial revenue growth potential as compared to our overall product portfolio. Our significant currently marketed Proprietary Medical Products include (i) our Quill™ SRS wound closure product line, which is marketed and sold by our Surgical Products Sales Group, and (ii) our HemoStream™ dialysis catheter, our Skater line of drainage catheters, our BioPince™ full core biopsy device, our EnSnare™ retrieval device and our V+Pad™ hemostatic pad which are marketed and sold by our Interventional Products Sales Group. Our Proprietary Medical Products continued to demonstrate higher revenue growth as compared to our overall product portfolio, consistent with recent prior quarters. Revenue growth for these products in the first quarter of 2009 was approximately 28% as compared to the first quarter of 2008 and 10% as compared to the fourth quarter of 2008. Excluding the impact of foreign currency changes between the respective periods, the revenue growth figures indicated above would have been 35% and 10% respectively.

Base Medical Products. Certain of our product lines, which constitute our Base Medical Products, represent more mature finished goods product lines in the general surgery and ophthalmology areas or medical device components manufactured by us and sold to other third party medical device manufacturers who assemble those components into finished medical devices. Sales of our Base Medical Products are supported by a small group of direct sales personnel, as well as a network of independent sales representatives and medical product distributors. Sales of our Base Medical Products tend to exhibit greater volatility or slower relative growth, particularly our sales of components to third party medical device manufacturers, which may be impacted by customer concentration and the business issues that certain of our large customers may face, as well as to a more limited extent by economic and credit market conditions. Sales of our Base Medical Products declined by approximately 12% in the first quarter of 2009 as compared to the first quarter of 2008, and declined by approximately 3% as compared to the fourth quarter of 2008. Excluding the impact of foreign currency changes between the respective periods, revenue would have declined by 7% and 3% as compared to the first quarter of 2008 and the fourth quarter of 2008, respectively.

The decline in our Base Medical Products sales as compared to the first quarter of 2008 is due primarily to lower sales of medical device components to other third party medical device manufacturers, particularly sales of surgical needles to one of our largest customers, and to a more limited extent due to negative currency impact relating to sales of certain of our Base Medical Product lines outside of the United States. Manufacturing of surgical needles, as of November 2008, was fully transferred to our facility in Aguadilla, Puerto Rico from our facility in Syracuse, New York. We believe that the closure of our Syracuse production facility in November and the finalization of our move of surgical needle production to Aguadilla, combined with the difficult economic and credit market environment, may have impacted our level of Base Medical Product sales during the first quarter of 2009 as compared to the first quarter of 2008. We currently expect that certain of our customers may increase their order levels later in 2009; however, there can be no assurance that we will record sales of surgical needles to these customers at levels observed in prior periods.

New TAXUS Regulatory Submissions, Clinical Data. In February 2009 we announced that our BSC had submitted the final modules for pre-market approval (“PMA”) for both its TAXUS Liberté® Atom™ Paclitaxel-Eluting Coronary Stent System and its TAXUS Liberté Long™ Paclitaxel- Eluting Coronary Stent System to the U.S. Food and Drug Administration (“the FDA”). If approved, the TAXUS Liberté Atom Stent will become BSC’s second 2.25 millimeter diameter drug-eluting stent (“DES”) available in the United States. It will then likely succeed the TAXUS Express™ Atom Stent, which is BSC’s first approved small stent and the only DES currently approved by the FDA to treat small blood vessels. The TAXUS Liberté Long Stent is designed to be the first 38 millimeter drug-eluting stent available in the United States and will further expand this leading DES portfolio. These PMA submissions include clinical data from the global, multi-center TAXUS ATLAS Small Vessel (“SV”) and Long Lesion (“LL”) studies, designed to compare the performance of the TAXUS Liberté Atom and TAXUS Liberté Long Stents with BSC’s first-generation TAXUS Express Stent. While the second-generation TAXUS Liberté Stent uses identical drug dose, polymer and release kinetics as the TAXUS Express Stent, it features thinner struts and a uniform architecture specifically designed for drug delivery. One-year results from the TAXUS ATLAS SV and LL studies were published in the December 2008 issue of the Journal of American College of Cardiology. The studies both met their primary endpoint of noninferior, nine-month, in-segment diameter stenosis (narrowing of a blood vessel) versus the TAXUS Express Stent control group. They reported a significant reduction in small vessel in-stent restenosis (re-narrowing of a blood vessel) and major adverse coronary events in patients treated with the TAXUS Liberté Atom Stent, and a significantly reduced rate of myocardial infarction (heart attack) in patients with long lesions treated with the TAXUS Liberté Long Stent.

TAXUS Liberté Approval in Japan. In January 2009 we announced that BSC had received approval from the Japanese Ministry of Health, Labor and Welfare to market the TAXUS Liberté in Japan. BSC plans to launch the product in Japan once reimbursement approval is granted. TAXUS Liberté is the only second-generation drug-eluting stent approved for use in Japan. The TAXUS Liberté stent will replace the TAXUS Express2 stent, marketed in Japan since May 2007.

Financial and Strategic Alternatives Process. Over the last two years, revenue in our Pharmaceutical Technologies segment has declined significantly, primarily due to lower royalties derived from sales by BSC of TAXUS coronary stent systems. This decline in royalty revenue has negatively and materially impacted our liquidity and results of operations. During 2008, our management and Board of Directors decided to explore and pursue various restructuring and cost reduction actions as well as various financial and strategic transactions that could potentially reduce or eliminate our existing debt obligations and improve our working capital position. On November 21, 2008, we announced that we had engaged The Blackstone Group to assist us in evaluating various alternatives for our business and capital structure, including, but not limited to, securing interim senior secured financing for working capital and liquidity purposes evaluating various restructuring alternatives to pursue with the holders of our Senior Floating Rate Notes due 2013 and our 7.75% Senior Subordinated Notes due 2014, and assisting us in evaluating proposals or potential proposals from selected parties regarding various financial or strategic alternatives. Our management and Board of Directors continue to believe a transaction of significant size and scope may be necessary to meaningfully address liquidity concerns and the working capital needs of our business. There can be no assurance that we will be able to complete any transaction, or that any transaction could be pursued or would be able to be completed on favorable terms.

Our cash inflows and the amounts of expenditures that will be necessary to execute our business plan are subject to numerous uncertainties, including but not limited to: changes in drug-eluting coronary stent markets, including the impact of new competitive entrants into such markets, and the sales achieved in such markets by our partner BSC, the amount, timing and success of product sales and marketing initiatives and new product launches, the timing and success of our research, product development and clinical trial activities, the timing of completing certain operational initiatives, our ability to effect reductions in certain aspects of our budgets in an efficient and timely manner, and changes in interest rates. These and other uncertainties may adversely affect our liquidity and capital resources to a significant extent and may force us to further reduce our expenditures on research and development or on our various new product and sales and marketing initiatives in order for us to continue to service our debt obligations. Such further reductions in our budgeted expenditures may have an adverse effect on our new product development and sales growth initiatives and reduce our ability to achieve the revenue growth targets, product launch or new product development timelines in our current operating plan. There can also be no assurance that such reductions in expenditures will be adequate to provide enough cash flow to continue to service our current level of debt obligations.

In particular, should our royalties received from BSC or our product sales decline significantly in future periods, our liquidity may be adversely affected, and we may be forced to explore alternative funding sources through debt, equity or other public or private securities offerings, or to pursue certain reorganization, restructuring or other strategic alternatives. There can be no assurance that if we pursue such financing activities that alternative sources of funding would be available to us on attractive terms, if at all. In addition, we may not be able to complete any restructuring, reorganization or strategic activities on terms that would be favorable for us or our shareholders. Capital markets conditions have deteriorated significantly during 2008 and 2009, including a significant and material decline in the level of corporate lending activity, combined with a significant increase in the cost of any such lending. Current market conditions may have a material impact on our ability to secure any alternative source of funding, our ability to secure interim financing or to complete any of the activities as described on favorable terms, if at all.

Financial Information

This press release contains the condensed financial statements derived from the unaudited interim consolidated financial statements for the quarter ended March 31, 2009. Full unaudited interim consolidated financial statements and Management’s Discussion and Analysis for the quarter ended March 31, 2009 will be filed on Form 10-Q on or before May 15, 2009.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported under U.S. GAAP unless otherwise noted. All per share amounts are stated on a diluted basis unless otherwise noted.

Use of Certain Non-GAAP Financial Measures

Certain financial results presented in this press release include non-GAAP measures that exclude certain items. Adjusted net income (loss) from continuing operations, adjusted net income (loss) per share from continuing operations and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) exclude certain non-cash and non-recurring items such as, goodwill and financing charges, write downs, acquisition related amortization charges, acquired in-process research and development relating to license agreements and acquisitions, stock-based compensation expense, foreign exchange gains or losses relating to translation of foreign denominated items and other non-recurring items. Adjusted net income (loss) from continuing operations, adjusted net income (loss) per share from continuing operations and Adjusted EBITDA also exclude litigation expenses related to defending intellectual property claims. Revenue, as adjusted, excludes non-recurring, non-operating revenue derived from license agreements and other license revenue, net of license fees due to licensors and excludes amounts accrued for costs incurred. Adjusted net income (loss) from continuing operations, adjusted net income (loss) per share from continuing operations, revenue, as adjusted, and Adjusted EBITDA do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other issuers. Management uses these non-GAAP or adjusted operating measures to establish operational goals and believes that these measures may assist investors in evaluating the results of the business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP. We have provided a reconciliation of these measures to GAAP in the attached tables.

Conference Call Information

A conference call to discuss these financial results will be held today, Thursday April 30, 2009 at 8:00 AM PT (11:00 AM ET).

Dial-in information:
North America (toll-free): (800) 901-5247
International: (617) 786-4501
Enter Passcode: 72734002

An archived replay of the call will be available until May 7, 2009.
North America (toll-free): (888) 286-8010
International: (617) 801-6888
Enter Passcode: 95526962

A live webcast will be available to all interested parties through the Investors section of Angiotech’s website: www.angiotech.com

ANGIOTECH PHARMACEUTICALS, INC.
CONDENS ED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended				Three months ended
(in thousands of U.S.$, except share and per share data)	March 31, 2009				March 31, 2008
	Reported	Adjustment		Adjusted	Reported	Adjustment		Adjusted
REVENUE
Royalty revenue	$17,111	$-		$17,111	$28,929	$-		$28,929
Product sales, net	46,136	-		46,136	47,727	-		47,727
License fees	25,053	(25,053)	a	-	53	(53)	a	-
	88,300	(25,053)		63,247	76,709	(53)		76,656

EXPENSES
License and royalty fees	2,905	-		2,905	4,371	-		4,371
Cost of products sold	23,966	-		23,966	25,849	-		25,849
Research and development	6,097	(414)	b	5,683	16,305	(1,566)	b	14,739
Selling, general and administrative	19,572	(2,583)	c	16,989	27,843	(4,552)	c	23,291
Depreciation and amortization	8,265	(7,381)	d	884	8,477	(7,585)	d	892
In-process research and development	-	-		-	2,500	(2,500)	e	-
	60,805	(10,378)		50,427	85,345	(16,203)		69,142
Operating income (loss)	27,495	(14,675)		12,820	(8,636)	16,150		7,514
Other income (expenses):
Foreign exchange gain	732	(732)	f	-	423	(423)	f	-
Investment and other income	(15)	40	g	25	756	-		756
Interest expense on long-term debt	(10,044)	618	h	(9,426)	(12,120)	559	h	(11,561)
	(9,327)	(74)		(9,401)	(10,941)	136		(10,805)

Income (loss) before income taxes	18,168	(14,749)		3,419	(19,577)	16,286		(3,291)
Income tax expense (recovery)	5,724	(3,194)	i	2,530	(3,814)	4,397	i	583
Net income (loss) for the period	12,444	(11,555)		889	(15,763)	11,889		(3,874)

Basic net income (loss) per common share	$0.15			$0.01	$(0.19)			$(0.05)
Diluted net income (loss) per common share	$0.14			$0.01	$(0.19)			$(0.05)

Weighted average shares outstanding (000’s) – basic	85,121			85,121	85,106			85,106
Weighted average shares outstanding (000’s) – diluted	87,414			87,414	85,106			85,106
a.	One time payment from Baxter International Inc. related to Amended and Restated Distribution and License Agreement and certain other non-recurring, non-operating license revenue.
b.	Research and development adjustments:

	Three months	Three months
	ended	ended
	March 31, 2009	March 31, 2008
Stock-based compensation	$(101)	$(311)
Termination and reorganization costs	-	(630)
Non-recurring research and development expenses and intellectual property license agreement	(313)	(625)
	$(414)	$(1,566)
c.	Selling, general and administrative adjustments:

	Three months	Three months
	ended	ended
	March 31, 2009	March 31, 2008
Stock-based compensation	$(283)	$(506)
Termination and reorganization costs	(934)	(2,448)
Litigation expenses	(747)	(1,598)
Non-recurring transaction fees	(619)	-
	$(2,583)	$(4,552)
d.	Amortization of acquisition related intangible assets and medical technologies.
e.	Non-recurring in-process research and development expense relating to payments made to licensors and collaborators.
f.	Foreign exchange fluctuations on foreign currency net monetary assets.
g.	Realized loss on write-down of assets.
h.	Amortization of deferred financing costs.
i.	Tax effects of adjustments a. through h. for the period.

ANGIOTECH PHARMACEUTICALS, INC.
CALCULATION OF ADJUSTED EBITDA
(unaudited)

	Three months ended March 31,
(in thousands of U.S.$)	2009	2008

Net loss on a GAAP basis	$12,444	$(15,763)
Interest expense on long-term debt	10,044	12,120
Income tax expense (recovery)	5,724	(3,814)
Depreciation and amortization	9,161	9,448

EBITDA	37,373	1,991
Adjustments:
Non-recurring revenue, net of license fees	(25,053)	(53)
In-process research and development	-	2,500
Non-recurring research and development	313	625
Stock-based compensation	384	817
Litigation expenses	747	1,598
Foreign exchange loss (gain)	(732)	(423)
Investment and other income	15	(756)
Severance and restructuring	934	3,078
Non-recurring financing costs	619	-

Adjusted EBITDA	$14,600	$9,377

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

As at	March 31,	December 31,
(in thousands of U.S.$)	2009	2008
ASSETS
Cash and short-term investments	$66,218	$39,800
Accounts receivable	28,270	25,524
Inventories	39,530	38,594
Deferred income taxes	3,834	3,820
Other current assets	3,842	5,234
Total current assets	141,694	112,972
Long-term investments	1,561	1,561
Assets held for sale	8,422	8,422
Property and equipment, net	47,860	49,108
Intangible assets, net	187,224	195,477
Deferred financing costs	13,692	11,363
Other assets	708	6,294
Total assets	$401,161	$385,197

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities	$66,367	$61,415
Long-term debt	575,000	575,000
Deferred income taxes	38,955	40,577
Other tax liabilities	3,160	3,145
Other long-term liabilities	5,027	4,933
Shareholders’ deficit	(287,348)	(299,873)
Total liabilities and shareholders’ deficit	$401,161	$385,197

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for 2009 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research, development, product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions, both nationally and in the regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development and to expand manufacturing and commercialization activities or consummate acquisitions; and any other factors that may affect performance. In addition, our business is subject to certain operating risks that may cause the actual results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the continued availability of capital to finance our activities; and any other factors referenced in our other filings with the Securities and Exchange Commission (“SEC”) and applicable Canadian regulatory authorities. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2008 filed with the SEC on Form 10-K.

Given these uncertainties, assumptions and risk factors, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2009 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company with over 1,500 dedicated employees. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

DeDe Sheel
Investor Relations and Corporate Communications
Angiotech Pharmaceuticals, Inc.
(415) 293-4412
dede.sheel@fdashtonpartners.com